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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement, relating to the 108,890 shares of Class A Common Stock of The Reynolds and Reynolds Company on Form S-3, of our report dated November 16, 1999 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for software revenue recognition), appearing in the Annual Report on Form 10-K of The Reynolds and Reynolds Company for the year ended September 30, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP


Dayton, Ohio
January 11, 2000